UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.   20549

                                     FORM 15

    Certification  and Notice of  Termination  of  Registration  under Section
      12(g) of the Securities Exchange Act of 1934 or Supervision of Duty to
           File Reports under Section 13 and 15(d) of the Securities
                                Exchange Act of 1934.

                                                Commission File Number 0-15450


                               SIERRAWEST BANCORP
               (Exact name of registrant as specified in its charter)


10181 Truckee-Tahoe Airport Road
P.O. Box 61000 Truckee, CA                                         96160-9010
(Address of principal executive offices)                           (Zip Code)

Registrant's telephone number, including Area Code: (530) 582-3000



          8 1/2% Convertible Subordinated Debentures due February 1, 2004
          (Titles   of  each  class  of securities covered by this Form)


                              Common Stock, no par value
                 (Titles of all other classes of securities for which
               a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [ X ]                 Rule 12h-3(b)(1)(ii)      [    ]
Rule 12g-4(a)(1)(ii)    [   ]                 Rule 12h-3(b)(2)(i)       [    ]
Rule 12g-4(a)(2)(i)     [   ]                 Rule 12h-3(b)(2)(ii)      [    ]
Rule 12g-4(a)(2)(ii)    [   ]                 Rule 15d-6                [    ]
Rule 12h-3(b)(1)(i)     [   ]


    Approximate number of holders of record as of the certification or notice date: None. (All Convertible Subordinated Debentures have been redeemed or converted to common stock.)

         Pursuant to the requirements of the Securities Exchange Act of 1934 SierraWest Bancorp has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    March 24, 1998                     SierraWest Bancorp



                                            By: /s/ David C. Broadley
                                            Name: David C. Broadley
                                            Title: Executive Vice President/CFO